UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Old Second Bancorp, Inc. to be held on Tuesday, April 17, 2007 at 11:00 a.m., local time. The meeting will be held at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois.

The formal items of business to be considered at the meeting include the election of four directors with terms expiring in 2010 as well as the ratification of our independent auditors. In addition, we will report on our performance in 2006 and address questions or comments from stockholders.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible.  This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

A copy of our annual report to stockholders for the year 2006 is also enclosed.  Thank you for your continued support and we look forward to seeing you at the meeting.

Sincerely,

/s/ William B. Skoglund
William B. Skoglund
Chairman and Chief Executive Officer

If you plan to attend the meeting in person, please respond to Robin Hodgson, Vice President/Corporate Secretary via email at rhodgson@02bancorp.com, by telephone at 630.906.5480, or indicate your preference on the back of the proxy sheet.

Directions:  The Copley Theatre is located approximately 2 blocks east of The Old Second National Bank on Galena Boulevard, Aurora, Illinois 60506 (please see detailed map found in the proxy statement.)

OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 17, 2007

TO THE STOCKHOLDERS:

The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, April 17, 2007 at 11:00 a.m., local time, at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois, for the following purposes:

1.                                       to elect four members of the board of directors;

2.                                       to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2007; and

3.                                       to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

The board of directors is not aware of any other business to come before the meeting.  Stockholders of record at the close of business on March 2, 2007, are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.  In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

/s/ William B. Skoglund
William B. Skoglund
Chairman and Chief Executive Officer

Aurora, Illinois
March 14, 2007

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

OLD SECOND BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders.  This meeting is to be held at the Copley Theatre, North Island Center, located at 8 East Galena Boulevard, Aurora, Illinois on April 17, 2007 at 11:00 a.m., local time, or at any postponements or adjournments of the meeting.  Old Second conducts full service community banking and trust business through its wholly-owned subsidiaries: The Old Second National Bank of Aurora, Old Second Mortgage through December 31, 2006, Old Second Bank - Yorkville, Old Second Bank - Kane County, Old Second Financial, Inc.

A copy of our annual report for the year ended December 31, 2006, which includes audited financial statements, is enclosed.  This proxy statement was first mailed to stockholders on or about March 14, 2007.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 2, 2007, the record date for the annual meeting, you owned shares of our common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting.  It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of four directors of Old Second, the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2007 and any other business that may properly be brought before the meeting.

How do I vote?

A form of proxy is enclosed for use at the meeting.  If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised.  Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy.  Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted “for” the election of the nominees for director named in this proxy statement and for the ratification of our accountants.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares.  It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but may not vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares.  If there is a non-routine matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

While the matters to be voted upon at the 2007 annual meeting should be within the brokers’ discretion to vote, whether or not you give your broker direction, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

How many votes do we need to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.  On March 2, 2007, the record date, there were 13,150,423 shares outstanding.  A majority of these shares must be present in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•      is present in person at the meeting; or

•      has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than four nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on the ratification of our independent registered public accounting firm and on any other proposal that may properly be brought before the meeting.

How many votes are needed for each proposal?

The directors are elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of Old Second.  A “withhold authority” vote will have the same effect as a vote against the election of directors.  A majority of votes cast at the meeting will approve the ratification of our independent registered public accounting firm.

Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.  So long as a quorum is present, broker non-votes will have no effect on the outcome of the election of directors or the ratification of our accountants.

How are votes counted?

Voting results will be tabulated and certified by the election judges.

Where do I find the voting results of the meeting?

We will announce voting results at the meeting.  The voting results will also be disclosed in our Form 10-Q for the quarter ending June 30, 2007.

ELECTION OF DIRECTORS

Old Second’s board of directors is divided into three classes, approximately equal in number.  At the annual meeting to be held on April 17, 2007, you will be entitled to elect four directors for terms expiring in three years, as described herein.  We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The Nominating and Corporate Governance Committee of the board of directors of Old Second has nominated four persons for election at this annual meeting, ALL of whom are incumbent directors.  Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years.  The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2010.

Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends you vote your shares “for” each of the nominees for director.

NOMINEES

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2010)

Edward Bonifas (Age 47)	2000	Vice President, Alarm Detection Systems Inc., producer and installer of alarm systems, close-captioned video systems and car access systems

Mary Krasner (Age 54)	2006	General Partner and Owner, Wyndham Deerpoint Homes, a homebuilding and land development company

William Meyer (Age 59)	1995	President, William F. Meyer Co., a wholesale plumbing supply company

William B. Skoglund (Age 56)	1992	Chairman and Chief Executive Officer of Old Second and Chairman of Old Second National Bank

CONTINUING DIRECTORS

(Term Expires 2008)

Marvin Fagel (Age 59)	1996	President, Aurora Packing Co., a meat packing company, Chairman of the Board and Chief Executive Officer, New City Packing Company, a meat packing company

Barry Finn (Age 47)	2004	President and Chief Executive Officer, Rush-Copley Medical Center (2002-present), Chief Operating Officer and Chief Financial Officer, Rush-Copley Medical Center (1996-2002)

CONTINUING DIRECTORS

William Kane (Age 56)	1999	Partner, Label Printers Inc., a printing company

Kenneth Lindgren (Age 66)	2003	President, Daco Incorporated, a contract manufacturer of machine components

Jesse Maberry (Age 63)	1985	Retired, Vice President, Aurora Bearing Company, a manufacturer of rod and spherical bearings

(Term Expires 2009)

J. Douglas Cheatham (Age 50)	2003	Sr. Vice President, Chief Financial Officer and Chief Accounting Officer, Assistant Secretary of Old Second

James Eccher (Age 41)	2006

President and Chief Executive Officer, Old Second National Bank (2003-present), Sr. Vice President and Branch Director (1999-2003), President and Chief Executive Officer of Bank of Sugar Grove (1995-1999)

D. Chet McKee (Age 67)	1978	Retired Vice President-Special Projects, Rush-Copley Medical Center (2000-2006), President and Chief Executive Officer, Rush-Copley Medical Center (1990-2000)

Gerald Palmer (Age 61)	1998	Retired Vice President/General Manager, Caterpillar, Inc., a construction equipment manufacturer

James Carl Schmitz (Age 58)	1999	Tax Consultant (1999-present), director of taxes with H. B. Fuller Company (1998), tax specialist with KPMG LLP (1999)

Upon attaining age 70, an elected director assumes the status of a senior director for a period of three years.  Senior directors have the right to attend all board meetings and all meetings of the committees to which they are appointed and to participate in all discussions during such meetings.  However, a senior director does not have the right to vote on any matter.  Mr. Walter Alexander, who has served on the board since 1976, became a senior director in January, 2005 and continues to serve in that capacity.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified.  There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.  No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, the board of directors is made up of fourteen directors, who are elected every three years to serve staggered terms.  If all of the nominees are elected at this year’s meeting, there will be fourteen directors immediately after the meeting. Ms. Christine Sobek tendered her resignation from the Board in June of 2006 and Ms. Mary Krasner was appointed to the Board to fill the vacancy thereby created.  Generally, the board oversees our business and monitors the performance of our management.  In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.  The board has determined that all of the directors and nominees are “independent” as defined by the Nasdaq Stock Market, Inc., with the exception of Messrs. Skoglund, Cheatham and Eccher, each of whom are executive officers.

The board of directors held twelve regular meetings during 2006.  All of the directors attended at least 75% of these meetings and of the meetings of the committees on which they served.  We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting.  Last year, all directors attended our annual meeting.

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility and is proud that it adopted many of the corporate governance requirements of Nasdaq and the Securities and Exchange Commission prior to the required compliance dates.  Among other things, the board has adopted a Code of Conduct, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting.  The Code of Conduct, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.o2bancorp.com.

The board of directors has standing Audit, Nominating and Corporate Governance and Compensation Committees, each of which is made up solely of directors who are deemed to be “independent” under the rules of Nasdaq.  Actions taken by each committee of the board are reported to the full board, usually at its next meeting.  The principal responsibilities of each of the committees are described below.

Audit Committee

The members of our Audit Committee during 2006 were Messrs. Finn, Maberry,  McKee, Schmitz, and Ms. Sobek until June of 2006, each of whom are “independent” directors, as that term is defined by Nasdaq.  Mr. Alexander, a Senior Director, also attends the Audit Committee meeting.  The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted.  Additionally, beginning in 2004, the Audit Committee reviewed and approved all related party transactions between Old Second and its related parties pursuant to Nasdaq’s rules and regulations.  A copy of the charter was formerly attached as an exhibit in the 2004 proxy statement.

Mr. Maberry was the chairman of the committee in 2006.  In 2004, the board designated Mr. Finn, who is President and Chief Executive Officer of Rush-Copley Medical Center, and who previously served as Chief Operating Officer and Chief Financial Officer of Rush-Copley Medical Center, as the Audit Committee Financial Expert as such term is defined by the regulations of the Securities and Exchange Commission.  The board’s determination was based upon Mr. Finn’s level of knowledge and experience regarding financial matters and the audit process as a result of his formal education and professional experience as the Chief Financial Officer of a regional hospital organization, his experience overseeing and managing an audit process.  The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second.  Mr. Maberry, or Mr. Finn, met individually on a quarterly basis during 2006 with the independent accountants.

The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.o2bancorp.com.  You can request an additional copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@o2bancorp.com.  The Audit Committee met eight times in 2006.

Compensation Committee

The members of the Compensation Committee in 2006 were Messrs. Alexander, Senior Director,  Fagel, Kane, McKee, Meyer and Palmer, each of whom is an “independent” director as defined by Nasdaq, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  Mr. Palmer is the Chairman of the committee.  The Compensation Committee reviews the performance of Old Second’s executive officers and sets their compensation levels.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.o2bancorp.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@o2bancorp.com.  The Compensation Committee met twice during 2006.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee during 2006 were Messrs. Lindgren, Maberry, McKee, Meyer and Palmer, each of whom is deemed to be an “independent” director as that term is defined by Nasdaq.   The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to fill vacancies on the board as they may occur during the year.  Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance.

In 2004, the committee recommended, which recommendation was ratified by the full board of directors, that Mr. McKee be designated as the “lead” director, Mr. Maberry be designated as the Chairman of the Audit Committee, that Mr. Palmer be appointed as Chairman of the Compensation Committee and that Mr. Meyer and Mr. Palmer be appointed to the Nominating and Corporate Governance Committee for 2005. The committee also recommended that Ms. Krasner be appointed to fill the vacancy on the board created by Ms. Sobek’s resignation.  The committee’s appointment of Ms. Krasner was based upon Ms. Krasner’s expertise in the area of land development, her legal background, her knowledge of financial matters, as well as her service to the communities we serve.  Many members of the board have known Ms. Krasner for several years and many of the existing directors brought her name to the committee to consider as a potential director.

The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.o2bancorp.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@o2bancorp.com.  The Nominating and Corporate Governance Committee met twice in 2006.

Independent Director Sessions

Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without management or any non-independent directors in attendance.  In 2004, the board of directors created the position of a “lead” independent director and Mr. McKee was appointed to serve in that position.  The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee’s selection.  The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions.  In 2006, the independent directors met twice in executive sessions.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any.  Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Conduct.  The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to ensure the nominees’ “independence” so that at least a majority of the directors on the board will be deemed “independent” in accordance with Nasdaq requirements.  Furthermore, all nominees must be under the age of 70, which is the mandatory retirement age for directors, although they may continue to serve as senior directors.  Generally, each incumbent director standing for re-election should have, at a minimum, attended at least 75% of board meetings during the past year and attended a majority of committee meetings of which he or she is a member.  The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.  Currently, there are no fees paid to any third party to identify or assist in identifying or evaluating nominees.

All of the nominees for election as directors for the 2007 annual meeting were nominated by the committee.  The committee did not receive any stockholder nominations for directors.

Stockholder Communications with the Board; Nomination and Proposal Procedures

Stockholder Communications with Directors.  Stockholders of Old Second may contact any member of the board of directors or the board as a whole, through the Corporate Secretary either in person, in writing, via phone at 630-906-5480, or by e-mail at rhodgson@o2bancorp.com.  Any communication will promptly be forwarded to the board as a group or to the attention of a specified director per your request.  Your letter should indicate that you are an Old Second stockholder.  The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date the previous year’s proxy statement was mailed to stockholders.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above.  To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 14 days nor more than 60 days prior to any meeting of stockholders called for the election of directors.  However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, written nominations must be delivered or mailed to our Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders.  Each written nomination must set forth the name, age, business address and, if known, residence address of each nominee; the principal occupation or employment of each such nominee for the past five years; and the number of shares of stock of Old Second beneficially owned by each such nominee and by the nominating stockholder.

Other Stockholder Proposals.  To be considered for inclusion in our proxy statement and form of proxy relating to our 2008 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by November 1, 2007, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at December 31, 2006, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table which can be found later in this proxy statement, and by all directors and executive officers of Old Second as a group.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2006.  Unless otherwise noted, the address of each five percent stockholder is 37 South River Street, Aurora, Illinois 60506.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class

5% Stockholders
Old Second Bancorp, Inc.(2) Profit Sharing Plan & Trust	730,645	5.5%

The Banc Funds Company, L.L.C.(3) 208 South LaSalle Street Chicago, Illinois 60604	763,161	5.8%

Directors and Executive Officers
Walter Alexander, Senior Director	110,424	*
Edward Bonifas	14,030	*
J. Douglas Cheatham(4)	87,526	*
James Eccher(5)	66,681	*
Marvin Fagel	58,404	*
Barry Finn	8,000	*
William Kane	14,500	*
Mary Krasner	163	*
Kenneth Lindgren	65,425	*
Jesse Maberry	41,329	*
D. Chet McKee	6,570	*
William Meyer	77,018	*
Gerald Palmer	5,666	*

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class

J. Carl Schmitz(6)	389,796	2.9%
William B. Skoglund(7)	253,101	1.9%
Rod Sloan(8)	20,834	*
All directors and executive officers as a group (16 persons)(9)	1,219,467	9.2%

*      Less than one percent

(1)   Includes ownership of shares of our common stock by spouse (even though any beneficial interest is disclaimed) and in our profit sharing plan and trust and our salary savings plan.

(2)   In addition, as of December 31, 2006, Old Second National Bank held in its trust department, in various fiduciary capacities (other than as trustee of our profit sharing plan and trust), 1,157,524 shares of our common stock, or 8% of the total outstanding shares.  Old Second had full investment power with respect to 459,843 shares and shared investment power with respect to 136,741 shares.

(3)   Includes shares owned by related investment funds, as represented to us by The Banc Funds Company, L.L.C. and reported on a Schedule 13G/A filed on January 30, 2007.

(4)   Includes 77,332 shares issuable pursuant to options held by Mr. Cheatham.  Also includes 2,493 shares held in our profit sharing plan and trust and 6,301 shares held in our 401(k) plan.

(5)   Includes 62,732 shares issuable pursuant to options held by Mr. Eccher.  Also includes 2,953 shares held in our profit sharing plan and trust and 508 shares held in our 401(k) plan.

(6)   Mr. Schmitz has voting control of 386,596 shares held in the J. C. Schmitz Revocable Trust.

(7)   Includes 196,552 shares issuable pursuant to options held by Mr. Skoglund, which total does not include 12,800 in options exercised in February 2005. The total further includes 43,039 shares held in our profit sharing plan and trust and 12,998 shares held in our 401(k) plan.

(8)   Includes 2,100 shares held in direct ownership by Mr. Sloan which comprises 600 shares held in Mr. Sloan’s name alone and 1,500 shares in restricted stock held in his name, and 4,734 shares held indirectly in our Profit Sharing Plan.  In addition, Mr. Sloan had options totaling 14,000 shares.

(9)   Each director, with the exception of Mr. Cheatham, Mr. Eccher, Mr. Skoglund and Ms. Krasner, holds a total of 4,500 options from grants of 1,500 shares in 2004, 1,500 shares in 2005, and 1,500 shares in 2006.  Ms. Krasner joined the board in 2006 and holds options to purchase 1,500 shares of our common stock.  All options issued prior to December 31, 2005 are currently exercisable and options granted since that time vest in three equal installments on the first three anniversaries of the grant date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are also required to furnish us with copies of all Section 16(a) forms they file.  No person failed to comply with the filing requirements of Section 16(a) during 2006 and there are no late filings to report with the exception of Mr. Lindgren, who filed one Form 4 late reporting the distribution of cash from the Old Second Bancorp Directors Deferred Compensation Plan to the reporting person.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes Old Second’s compensation philosophy and policies for 2006 as applicable to the executive officers named in the Summary Compensation Table on page 22.  This section explains the structure and rationale associated with each material element of the executives’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.  It is important to note that Old Second and Old Second National Bank share an executive management team, the members of which are compensated by the bank rather than the holding company.  The compensation packages of the named executive officers are determined and approved by our compensation committee based upon their performances and roles for both Old Second and Old Second National Bank.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Old Second’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Old Second specifically cautions investors not to apply these statements to other contexts.

Compensation-related Governance and Role of the Compensation Committee

Committee Membership and Charter.  Members of the Compensation Committee are directors of Old Second and Old Second Bank.  During the calendar year of 2006, Messrs. Alexander, Fagel, Kane, McKee, Meyer, and Palmer were members of the Compensation Committee and each of these directors is considered “independent” as defined by Nasdaq, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code, and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.

The committee is generally responsible for the following:

•                                          to adopt, review and refine an executive compensation philosophy and guiding principles that reflect Old Second’s mission, values and long-term strategic objectives;

•                                          to administer Old Second’s executive compensation programs in a manner that furthers Old Second’s strategic goals and serves the interests of our stockholders;

•                                          to establish compensation-related performance objectives under our bonus arrangements for executive officers;

•                                          to evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•                                          to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•                                          to administer Old Second’s equity compensation and incentive compensation plans;

•                                          to make recommendations to the board of directors regarding incentive and equity-based compensation plans;

•                                          to make recommendations regarding succession plans for senior executive officers; and

•                                          to recommend to the board the compensation arrangements with non-employee directors.

The committee operates under a charter adopted by the board.  A copy of the charter is available on our website at www.o2bancorp.com or by contacting our Corporate Secretary, Robin Hodgson, at rhodgson@o2bancorp.com or via telephone at 630-906-5480.

Role of Executives in Committee Meetings.  The Compensation Committee relies upon the input of management, particularly Mr. Skoglund, when carrying out its responsibilities in establishing executive compensation.  Management provides the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and option awards.  The committee also consults with management on matters that are relative to executive compensation and benefits plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans.  No executive officer participates in any recommendation or decision regarding his or her own compensation.

Role of Compensation Consultants.  The committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities.  For several years, the committee has utilized the services of Watson Wyatt for its expertise and resources regarding current market activities and to assist the committee in benchmarking and comparing Old Second’s compensation and benefit programs with an objective peer group.  The committee also receives a number of surveys from other independent sources regarding the compensation levels and programs at other financial institutions.

Compensation Committee Activity.  During the calendar year of 2006, the Compensation Committee convened in January and again in December. Mr. Palmer, Chairman of the committee met on two separate other occasions with internal staff members to assimilate proxy compensation information for this proxy statement.  The Compensation Committee also met in January 2007 to approve salaries for 2007 and final bonus awards for 2006.

Compensation Philosophy and Objectives.  The overall objective of Old Second’s compensation programs is to align senior executive officer compensation with the success of meeting goals by creating strong incentives to manage the business successfully from financial and operating perspectives.  Our philosophy is intended to align the interests of management with those of our stockholders.  The executive compensation program is structured to accomplish the following objectives:

•                                          encourage a consistent and competitive return to stockholders;

•                                          maintain a corporate environment which encourages stability and a long-term focus for both Old Second and our management;

•                                          maintain a program which:

•                  clearly motivates personnel to perform and succeed according to our current goals;

•                  retains key personnel critical to our long-term success; and

•                  emphasizes formula-based components, such as incentive plans, in order to better focus management’s efforts in its execution of corporate goals; and

•                                          ensure that management:

•                  fulfills its oversight responsibility to its constituents that includes stockholders, customers, employees, the community and government regulatory agencies;

•                  conforms its business conduct to the highest ethical standards;

•                  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•                  continues to avoid any conflict between its responsibilities to Old Second and each individual’s personal interests.

Compensation Components

General.   There are four major components to executive officer compensation:  base salary, bonus, equity awards and additional benefits.  The committee’s decisions regarding each of these components for the named executive officers are based in part on the committee’s subjective judgment and take into account qualitative and quantitative factors, as will be set forth in the discussion below.  In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.  This involves reviewing base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan, and any other payments, awards or benefits that an officer earns.  Additionally, the committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.  In this regard, in establishing compensation for 2007, the committee utilized tally sheets summarizing these aggregated amounts.

In establishing the compensation of the named executive officers, the committee also utilizes market data regarding the compensation practices of other financial institutions of a similar size.  The committee believes that benchmarking is useful to stay competitive in the marketplace and to attract and retain qualified executives.  The committee’s general goal is to maintain compensation levels at Old Second to be within 50%-75% range of comparable financial institutions of our size.  The peer group used for comparative purposes in 2006 was comprised of Midwest banks with total assets between $2.0 billion and $10.0 billion.

The committee also evaluates the recommendations of senior management with respect to the compensation of other key executive officers.  The committee utilizes a compensation consultant and reviews other market data when making its compensation decisions.  However, while the committee uses these outside parties as a resource, the committee makes the final compensation decisions concerning named executive officers.

Base Compensation-Salary.  The committee believes that base compensation should offer security to each executive to maintain a stable management team and environment.  Because of the need to provide stability, salaries make up the largest portion of the executives’ compensation.  In establishing a senior executive officer’s initial base salary, the committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

When considering annual adjustments to the named executive officers’ base salaries, the committee concentrates primarily on corporate performance compared to our peer group, although individual performance is also taken into consideration.  When measuring individual performance, the committee receives an annual performance review for each executive officer as well as a recommendation from management as to what level of adjustment is appropriate for that officer.  This performance review takes into account the officer’s effort and success in achieving his or her individual goals, managing and developing other employees and how the officer has generally contributed to Old Second’s financial performance.  Mr. Skoglund presents the annual review for each officer except for his own, which is presented by Mr. Palmer, the committee’s chairman.

When evaluating corporate performance, the committee focuses on profitability growth, particularly return on average equity as well as return on average assets.  The committee will evaluate this in light of overall market conditions, and compares Old Second’s performance on those measures with those of its peer group (Midwestern banks with total assets between $2.0 and $10.0 billion).  Other factors of corporate performance that may affect an executive’s compensation include the change in value of Old Second’s common stock over the year, Old Second’s realization of economies of scale through cost-saving measures, the increase or decrease in Old Second’s market share in the communities in which it serves, as well as the turnover level of employees.

As with all of its decisions regarding compensation levels, when reviewing salaries the committee considers the levels of all aspects and components of the officer’s compensation, including the individual’s potential bonus and equity awards as well as the level of benefits and perquisites offered.  All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Cash Incentive Awards-Bonus. The bonus plan is designed to provide incentive to attain corporate and individually delineated goals.  All vice presidents and above, as well as assistant vice presidents in profit centers, are generally eligible for a bonus.  Each officer is assigned thresholds by the committee for company performance, individual performance, earnings per share compared to peer institutions (Midwestern banks with total assets between $2.0 and $10.0 billion) and, depending upon the officer’s position and duties, performance goals of a subsidiary.  The committee establishes the target amount that each officer may earn upon meeting the separate target goals.  For instance, the committee may provide that an officer can earn 10% of his or her salary as a bonus if Old Second attains the corporate performance thresholds, 5% of the officer’s salary if the officer attains his or her individual goals and an additional 5% of the officer’s salary if Old Second attains its earnings per share goals compared to its peer group.  In that case, if all performance targets were attained, the officer would earn a bonus equal to 20% of his or her base salary.  The bonuses are discretionary, and the potential payout amount can be increased or decreased by the committee if there are extraordinary circumstances that year.

Corporate Performance Component.  In setting the thresholds for corporate performance, the committee focuses upon the net income of either the company as a whole (for those officers at the holding company level) or of a particular subsidiary (for those officers whose responsibilities are primarily at a subsidiary level).  Generally, the corporate performance threshold is established so that an officer will realize a higher portion of his or her possible bonus as net income increases.  In 2006, the thresholds were as follows:

Percent increase in net income for Old Second or a subsidiary	Percentage of eligible bonus received based on corporate performance
8%	50%
10%	75%
12%	100%
14%	112.5%
16%	125%

Therefore, if an officer is eligible to receive a bonus equal to 10% of his or her salary based upon corporate performance, and our net income increases 10% from the prior year, the officer would receive a bonus amount equal to 7.5% of salary (75% of 10%).

Earnings Per Share Component.  Our earnings per share compared to a peer group is use to measure a portion of an officer’s eligible bonus under the plan.  Generally, the committee measures our diluted earnings per share growth for the year against the results of a peer group consisting of all publicly reporting bank holding companies in the country with total assets between $1.0 and $3.0 billion.  In 2006, the thresholds were as follows:

EPS growth compared to peer group growth	Percentage of eligible bonus received for EPS growth
Below 40% of peer group	0%
At or above 40% of peer group	50%
At or above 62.5% of peer group	100%
At or above 75% of peer group	125%

Therefore, if an officer is eligible to receive a bonus equal to 5% of his or her salary based upon the growth in our earnings per share compared to peers, and if our growth is over 40% of our peer group but below 62.5% of our peer group, the officer would receive a bonus amount equal to 2.5% of salary (50% of 5%).

Individual Performance Component.  Individual performance goals are assigned to each officer and generally reflect corporate measures that are affected by that officer’s performance.  The measures used by the committee include return on equity, our efficiency ratio, total net charge-offs, net interest margin and total loan growth. The goals vary from officer to officer.  The committee also establishes goals relating to strategic plans, leadership, etc. that are subjective in nature.  Generally, the thresholds are set so that improvement in the particular category is necessary in order to receive the full eligible bonus.

Long-Term Incentive Awards-Equity Awards.  The Board and the committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the stockholders.  Our current long-term incentive plan (the “Incentive Plan”) is intended to promote equity ownership in Old Second by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of Old Second and encourage them to remain in the employ of Old Second or its subsidiaries for a long period of time.

Generally, Old Second grants options to the named executive officers and to other senior management, while awarding restricted stock to other officers and employees.  All awards are at the discretion of the committee and are generally subjective in nature.  In determining the number of options to be granted to executive officers, the committee considers individual and corporate performance, whether the respective goals were obtained, and the person’s position and ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations.  Because of the nature of equity awards, the committee also evaluates the prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

The Incentive Plan authorizes the issuance of up to 1,333,332 shares of Old Second’s common stock, including the granting of qualified stock options (“Incentive Stock Options”), nonqualified stock options, restricted stock and stock appreciation rights.  As of January 1, 2007, 236,225 shares remained eligible for award or issuance under the Incentive Plan.  In 2005 we accelerated the vesting of stock options granted in 2004 and prior years so that all options were vested as of December 20, 2005.  The decision to accelerate the vesting of options was primarily based upon changes to the accounting rules in 2005.  The accelerated vesting eliminated the compensation expense that Old Second would have otherwise recognized with respect to these options, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, issued by the Financial Accounting Standards Board.  Options granted in 2006 vest in equal installments on the first three anniversaries of the grant date.

The committee typically grants equity awards in December of each year.  This is because all annual salary reviews are conducted in the month of December across the entire company and such awards are a part of the review process.  Options are issued at the closing market value of the common stock at the time of issuance, which has been the day of the board meeting held in December so that all directors are afforded the opportunity to vote upon the Compensation Committee’s recommendations.  Upon approval of the option grants, the actual administering of grants is coordinated through our Human Resources Department.  We do not have a formal written policy guiding the timing of equity grants and the grant date of stock option grants is not coordinated with the release of material, non-public information and we do not plan to time, or will time, our release of material non-public information for the purpose of affecting the value of executive compensation.  The committee reviewed all of the outstanding prior grants to ensure that they were issued in accordance with committee and board approvals and that no selective back dating of the grants had occurred.

In 2005, the committee began granting restricted stock instead of options to other officers.  Typically, all restricted stock has a three-year cliff-vesting period and is subject to forfeiture until that time has passed.   The rationale behind the use of restricted stock as opposed to options is that a less complicated accounting treatment is needed and restricted stock is intended to be a retention tool for key employees so they can take ownership in Old Second.  The Compensation Committee generally determines each restricted stock award in December of each year and the shares are issued effective the first business day of January of the following year.  The number of shares awarded to different levels of officers are relatively uniform throughout each level of officer and the value awarded is generally based upon a percentage of that officer’s or employee’s base salary.  The restricted stock awards, like stock option awards, are intended to align the officer’s and certain other employee’s interests with those of the stockholders and to provide an incentive to remain at Old Second.

All Other Compensation.  We provide general and customary benefit programs to executive officers and other employees.  Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards.  While the benefits offered are competitive with the market place and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability, or death.  Benefits offered to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits, although there are some additional perquisites that may only be offered to executive officers.  Because of the nature of the benefits offered, the committee normally does not adjust the level of benefits offered on a year to year basis.

The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Defined Benefit Pension Plan	No Longer Offered	No Longer Offered	No Longer Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

Life and Disability Insurance.  Old Second provides company-paid long-term disability insurance to eligible full-time employees with a monthly benefit in the amount of 60% of qualified salary.  In regard to short-term disability, an Income Protection Plan (the “IPP”) is a benefit that pays normal salary amounts (excluding overtime and certain bonus payments) if an employee is absent in excess of seven calendar days due to non-work related illness, injury or other disability.  The IPP runs concurrently with Family Medical Leave and will be retroactive to the first day of the continuous absence.  The length of income protection varies from one month to three months depending on length of service.

Medical/Dental/Vision Plans.  Old Second provides medical/dental/vision plans to all full-time employees.  In 2006, all employees were required to take a general wellness examination and partake in the “premium lifestyle” program which affords an opportunity to become part of the “preferred provider option” for the type of insurance coverage elected by the employee.  Generally, Old Second picks up approximately 75% of coverage, while the employee picks up 25%, based on a percentage of his or her salary.

Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.  Old Second sponsors a qualified, tax-exempt 401(k) savings plan and trust qualifying under Section 401(k) of the Internal Revenue Code.  Virtually all employees are eligible to participate after meeting certain age and service requirements.  Eligible employees are permitted to contribute up to a dollar limit set by law.  Pursuant to the plan, we match up to 100% of a participant’s deferral into the 401(k) plan limited to 6% of each participant’s salary.

There is also a profit sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant’s annual compensation. This discretionary contribution is generally between 3% and 7% of an employee’s salary.  The contribution amount granted each year is on a discretionary basis and there is no set formula used by the committee.  The percentage of salary contributed is equal for all eligible employees.

Old Second has generally increased the amount of the company match and the profit sharing contribution in the past few years because Old Second terminated its defined benefit plan as of the end of 2005 and the 401(k) plan is now the primary retirement vehicle provided by Old Second for the officers and employees.  Participants can choose between several different investment options under the 401(k) plan, including shares of Old Second’s common stock.

Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Executives.  Old Second sponsors an executive deferred compensation plan, which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations applicable to tax-qualified plans.  The plan provides for participant deferrals, company matching contributions and discretionary employer profit sharing contributions.   A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the tax-qualified 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year.  The company matching contribution will be an amount equal to 6% of the participant’s combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant’s behalf.  The determination of whether a profit sharing contribution will be made and in what amount is entirely at the committee’s discretion and there is no set formula.  Generally, this percentage of salary for the profit sharing component will equal the percentage for 401(k) plan.  The amount for the profit sharing component paid pursuant to the 401(k) plan will be deducted from the amount to be paid pursuant to the deferred compensation plan.  Participants may invest the deferrals and company contributions credited to their accounts under the plan in a mutual fund-like investment pool managed by an independent third party.  Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement.  Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan’s administrator.  The plan is administered through an independent service provider.

Defined Benefit Retirement Plan.  Old Second had a tax-qualified noncontributory defined benefit retirement plan covering substantially all full-time and regular part-time employees. Due to the ongoing cost of the defined benefit plan and the high level of participation in the 401(k) plan among our officers and employees, the defined benefit plan and related supplemental plan offered to executive officers were terminated December 31, 2005.  In connection with this termination, we paid out all amounts accrued and owed to participants.

Other Perquisites.  It is our belief that perquisites for executive officers should be very limited in scope and value.  Due to this philosophy, Old Second has generally provided nominal benefits to executives that are not available to full-time employees and we plan to continue this approach in the future.  We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities.  Those individuals are eligible to use the club membership for their own personal use.  Additionally, we provide each of Mr. Skoglund, Mr. Eccher, and Mr. Sloan with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers.  We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules.

Compensation Decisions

This section describes the decisions made by the committee with respect to the compensation for the named executive officers for 2006 and 2007.

Executive Summary.    We have continued to apply the compensation principles described above in determining the compensation of the executive officers named in the Summary Compensation Table on page 22.  Our compensation decisions for 2006 factored in Old Second’s growth during 2005 and the increases in earnings, return on assets and to overall assets.  Additionally, the committee’s decisions made in 2006 and the first quarter of 2007 were made in the context of reduced earnings in 2006, reduced return on assets in 2006 as well as a general slowdown in our asset growth.  The committee evaluated this performance on an individual corporate basis as well as compared to our peer group and determined that Old Second showed solid performance in 2006 when compared to our peers.  Additionally, the committee determined that the named executive officers met or exceeded their individual goals for 2005 and 2006.

The following is a brief summary of the compensation decisions the committee effected for 2006 and 2007:

•                                          we increased base salaries for the named executive officers on average by approximately 10% for 2006 and 3% for 2007;

•                                          bonus payments to named executive officers for 2006 were down 65%-75% from bonuses for 2005;

•                                          option grants to named executive officers remained constant from the options granted in 2005; and

•                                          benefits and perquisites remained substantially similar between 2005 and 2006 and we expect that will continue through 2007.

Base Salary.   We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above.  The salaries for 2006, determined by the committee at the end of 2005, are set forth in the Summary Compensation Table on page 22.  In determining these salary levels, we considered the following:

•                                          the compensation philosophy and guiding principles described above;

•                                          the growth in 2005 of our earnings, return on average assets, and overall assets, as well as an increase in the Old Second’s stock price of 4.56%;

•                                          the base salary paid to the officers in comparable positions at companies in the peer groups, using the 50th-75th percentile as our point of reference;

•                                          the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Old Second;

•                                          all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

•                                          internal pay equity among Old Second executives.

No specific weighting was applied to these factors, although our performance in 2005 was a key factor in setting salaries, as personal performance is rewarded more heavily in cash incentives and long-term incentive awards.  The total increase in base salaries for the named executive officers for 2006 represents an overall increase of approximately 9.9% over 2005.

At the end of 2006 and in early 2007, the committee determined the base salaries for the executive officers for 2007.  The base salaries for 2006 and 2007 are as follows:

Name	Position	2006 Base Salary	2007 Base Salary
William B. Skoglund	Chairman and Chief Executive Officer of Old Second	$450,000	$450,000
J. Douglas Cheatham	Chief Financial Officer of Old Second	228,000	235,000
James Eccher	Chief Executive Officer of The Old Second National Bank of Aurora	210,000	230,000
Rodney Sloan	Chief Risk Officer of Old Second and Senior Vice President/Commercial Lending of Old Second National Bank of Aurora	170,000	180,000

In determining these base salaries for 2007, we considered the same general factors discussed above as well as the general slowdown in the growth in 2006 of our earnings, return on average assets and overall assets from our historically high levels over the past several years.  The committee also took into account the general economic factors in the financial industry that are beyond the executive officers’ control and the committee believes that Old Second’s performance in 2006 compares favorably with other financial institutions, including those of its peer group.  As a result of these factors, the total increase in base salaries for 2007 represents an approximate increase of 3% over 2006, which is less of an increase than the prior year.

Bonus.  As described above, there are different components that can make up an executive officer’s bonus.  Those components, and the percentage of salary that the named executive officer could have earned for 2006 performance, are as follows:

Name	Old Second Performance	Subsidiary Performance		Individual Goals	EPS vs. Peer Group	2006 Total Bonus (as % of Base Salary)
William B. Skoglund	31.5%	—		4.5%	9%	45%
J. Douglas Cheatham	21%	—		3%	6%	30%
James Eccher	15%	17	%(1)	3%	—	35%
Rodney Sloan	18%	—		12%	—	30%

(1)           Mr. Eccher is the President of the Old Second National Bank of Aurora and this component is based on that subsidiary bank’s performance.

Bonuses earned in 2006 were much lower than bonuses earned in 2005 and earlier years.  The amounts paid in 2007 based upon 2006 performance are reported in the Summary Compensation Table on page 22.  These amounts are lower than prior years’ amounts because neither the Old Second performance threshold or earnings per share threshold was met and no bonus was paid to the named executive officers for those components.  The bonuses paid for 2006 reflected the amounts attributable to whether the officers met their individual goals thresholds.  For 2006, Mr. Skoglund’s individual goals related to our return on equity, our efficiency ratio and our net-charge offs.  We achieved our net charge-off threshold but did not meet the return on equity or efficiency ratios for 2006 and he received a portion of his bonus based upon the individual component.  Mr. Cheatham’s individual goals related to our net interest margin, our efficiency ratio as well as the implementation of an asset/liability strategy for the ALCO Committee of the board.  We did not meet the net interest margin or efficiency ratio thresholds, but Mr. Cheatham did successfully implement the asset/liability strategy, so he earned a portion of the bonus attributable to the individual component.  Mr. Eccher’s individual goals included low net charge-offs on loans for the Old Second National Bank of Aurora as well as the implementation of several strategic plans.  We achieved the goal for net charge-offs and Mr. Eccher completed the implementation of the strategies and received the full bonus attributable to his individual component.  Finally, Mr. Sloan’s individual goals consisted of low net-charge offs for the holding company, low non-performing assets, growth in loans and deposits, as well as implementing various functions in the credit department.  We were successful in meeting Mr. Sloan’s individual thresholds with the exception of growth in loans and deposits, so Mr. Sloan did not receive the full bonus attributable to his individual component.

The company performance, individual goals and earnings per share goals for 2007 bonuses are all consistent with the thresholds and measures from 2006.  The percentage of salary that the named executive officers’ are eligible to earn for 2007 for each component are as follows:

Name	Old Second Performance	Subsidiary Performance		Individual Goals	EPS vs. Peer Group	2007 Total Bonus (as % of Base Salary)
William B. Skoglund	25%	—		3%	17%	45%
J. Douglas Cheatham	17%	—		3%	10%	30%
James Eccher	10%	15	%(1)	3%	7%	35%
Rodney Sloan	15%	—		10%	5%	30%

 (1)          Mr. Eccher is the President of the Old Second National Bank of Aurora and this component is based on that subsidiary bank’s performance.

Equity Awards.  In December 2005 and December 2006, we granted the following stock options to the named executive officers:

	Options Granted in 2005 (# of underlying shares)	Options Granted in 2006 (# of underlying shares)
William B. Skoglund	32,000	32,000
J. Douglas Cheatham	12,000	12,000
James Eccher	12,000	12,000
Rodney Sloan	—	—

In approving these option grants, we considered our compensation philosophy, the position and level of responsibility of each officer, our belief that equity awards should be a significant part of the total mix of executive compensation, the number of options currently held by each officer and the level of options granted to them in prior years.

Additionally, the committee granted Mr. Sloan 1,500 shares of restricted stock on December 20, 2005. At that time, the stock’s closing price was $31.34 per share and the total value of the grant equaled $47,010.  The committee granted Mr. Sloan 1,747 shares of restricted stock on December 19, 2006 for the ensuing year of 2007.  At that time, the stock was trading at $29.20 per share and the total value of the grant equaled $51,012.  In both instances, the level of restricted stock granted was approximately 30% of Mr. Sloan’s base salary, which is comparable to those of other officers.  Each of the awards will vest on the third anniversary from the date of the respective grant.  The committee granted Mr. Sloan shares of restricted stock instead of options because Old Second is limiting the number of option grants on a year over year basis due to accounting reasons.

All Other Compensation.  While the committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis.  The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  The committee did provide a profit sharing contribution equal to 3% of salary to each employee, including the named executive officers.  The committee contributed an amount on the low end of its goal of 3% to 7% because of the overall performance in 2006.  As with the 401(k) plan, the amount of profit sharing under the deferred compensation plan equaled 3% of the participant’s total salary.  The benefits offered in 2006 to the named executive officers are expected to continue for 2007 and the perquisites received by the named executive officers in 2006 are reported in the Summary Compensation Table on page 22.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:

Mr. Gerald Palmer, Chairman
Mr. Marvin Fagel
Mr. William Kane
Mr. D. Chet McKee
Mr. William Meyer

Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated officers who are considered executive officers and who served in such capacities during 2006:

Name and principal position	Year	Salary ($)	Stock awards(1)	Option awards(2)($)	Non-equity incentive plan compensation ($)	All other compensation(3) ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

William B. Skoglund Chairman and Chief Executive Officer – Old Second; Chairman of Old Second National Bank of Aurora	2006	$450,000	—	$2,574	$20,438	$57,447	$530,459

J. Douglas Cheatham Chief Financial Officer	2006	228,000	—	965	2,280	16,789	248,034

James Eccher President – Old Second National Bank of Aurora	2006	210,000	—	965	6,825	27,193	244,983

Rodney Sloan Chief Risk Officer of Old Second and Senior Vice President/Commercial Lending of Old Second National Bank of Aurora	2006	170,000	$15,335	—	17,000	37,158	239,493

(1)           The amounts represent Old Second’s expense in 2006 for restricted stock awarded.  A discussion of the assumptions used in calculating these values may be found in Note N to our 2006 audited financial statements included in our annual report to stockholders.

(2)           The amounts represent Old Second’s expense in 2006 for options awarded in 2006.  All other options were expensed prior to 2006.  The options were granted on December 19, 2006, and, therefore, only a small amount was required to be expensed in 2006.  A discussion of the assumptions used in calculating these values may be found in Note N to our 2006 audited financial statements included in our annual report to stockholders.

(3)           The amounts set forth in column (i) include the following:

	Mr. Skoglund	Mr. Cheatham	Mr. Eccher	Mr. Sloan
401(k) match	$13,200	$8,037	$8,163	$7,404
Qualified Profit Sharing Plan contribution(a)	6,600	6,600	6,600	6,582
Contribution to Deferred Compensation Plan(a)	12,447	1,641	1,198	—
Subsidiary director fees	13,800	—	—	12,000
Life insurance	600	511	432	372
Automobile allowance	10,800	—	10,800	10,800

Total	$57,447	$16,789	$27,193	$37,158

(a)           Represents amounts paid in 2007 relating to Old Second’s performance for 2006.

(b)           Mr. Skoglund no longer receives director fees for service on the subsidiary boards.

Grants of Plan Based Awards

		Estimated future payouts under non- equity incentive plan awards(1)			All other stock awards; Number of shares of stock or	All other option awards; Number of securities underlying	Exercise or base price of	Grant date fair value of stock and
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	units (#)(2)	options (#)(3)	option awards ($/Sh)	option awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
William B. Skoglund	12/19/06 —(1)	—	$202,500	—	—	32,000	$29.20	$245,120
J. Douglas Cheatham	12/19/06 —(1)	—	70,500	—	—	12,000	29.20	91,920
James Eccher	12/19/06 —(1)	—	80,500	—	—	12,000	29.20	91,920
Rodney Sloan(2)	—(1)	—	54,000	—	—	—	—	—

(1)           Represents possible payments pursuant to our bonus plan for 2007 performance.  The plan is described in the Compensation Discussion and Analysis section.  Amounts paid pursuant to the bonus plan for 2006 performance are shown on the Summary Compensation Table.

(2)           Mr. Sloan was also awarded 1,747 shares of restricted stock on January 2, 2007 with a fair market value of $51,187.  The restricted stock will vest on January 2, 2010.

(3)           Represents options to purchase shares of our common stock that were granted on December 19, 2006.  The options will vest in three equal installments on the first three anniversaries of the grant date.

(4)           A discussion of the assumptions used in calculating these values may be found in Note N to our 2006 audited financial statements included in our annual report to stockholders.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2006 held by the individuals named in the Summary Compensation Table:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) Unexercisable(1)	Option exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(3)
(a)	(b)	(c)	(e)	(f)	(g)		(h)

William B. Skoglund	9,866 26,666 32,000 32,000 32,000 32,000 32,000	32,000	$10.46 8.91 14.74 18.81 25.08 32.59 31.34 29.20	12/14/2009 12/19/2010 12/18/2011 12/17/2012 12/16/2013 12/21/2014 12/20/2015 12/19/2016
J. Douglas Cheatham	6,666 12,000 10,666 12,000 12,000 12,000 12,000	12,000	$10.46 8.91 14.74 18.81 25.08 32.59 31.34 29.20	12/14/2009 12/19/2010 12/18/2011 12/17/2012 12/16/2013 12/21/2014 12/20/2015 12/19/2016
James Eccher	2,666 4,266 4,800 5,334 6,666 7,000 8,000 12,000 12,000	12,000	$11.35 9.75 10.46 8.91 14.74 18.81 25.08 32.59 31.34 29.20	12/09/2007 12/08/2008 12/14/2009 12/19/2010 12/18/2011 12/17/2012 12/16/2013 12/21/2014 12/20/2015 12/19/2016
Rodney Sloan	7,000 7,000		$25.08 32.59	12/16/2013 12/21/2014	1,500	(2)	$43,950

(1)           All options granted prior to December 31, 2005 vested on that date.  Options granted on December 19, 2006 vest in three equal installments on the first three anniversaries of the grant date.

(2)           The restricted shares vest on December 20, 2008, the third anniversary from the date of grant.  Mr. Sloan was also awarded 1,747 shares of restricted stock on January 2, 2007, which will vest on January 2, 2010.

(3)           Based upon the closing price of the common stock as of December 31, 2006.

Option Exercises and Stock Vested in 2006

No shares of restricted stock vested in 2006.  The following table sets forth information concerning the exercise of options in 2006 by the individuals named in the Summary Compensation Table:

Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)
(a)	(b)	(c)
William B. Skoglund	—	—
J. Douglas Cheatham	—	—
James Eccher	—	—
Rodney Sloan	7,000	$87,430

(1)           Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
William B. Skoglund	$14,000	$12,447	$38,490	$—	$462,814
J. Douglas Cheatham	13,735	1,641	13,443	—	99,315
James Eccher	5,000	1,198	9,516	—	68,813
Rodney Sloan	—	—	1,623	—	16,348

As described in the Compensation and Discussion Analysis section, we sponsor an executive deferred compensation plan, which is a means by which certain executives may voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations under tax qualified plans.  The plan is funded by participant deferrals, company matching contributions and discretionary employer profit sharing contributions.  Participants may invest their deferrals and the company contributions made to the plan on their behalf in a mutual fund-like investment pool managed by an independent third party.  Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement.  Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan’s administrator.

Potential Payments Upon Termination of Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of December 31, 2006.  As is more fully described below, each of Messrs. Skoglund, Cheatham, Eccher and Sloan entered into Compensation and Benefits Assurance Agreements with Old Second (each, an “Assurance Agreement”), which provide for payments and benefits to a terminating executive following a change in control of Old Second.  Except for the payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible employees of Old Second.  For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $29.30, which was the closing price of our stock on December 29, 2006, the last trading day of the year.

	Cash Severance Payment	Cash Incentive Award(1)		Outplacement Services(2)	Continuation of Medical Benefits(3)	Acceleration of Equity Awards(4)	Excise Tax Gross-Up(5)	Total Termination Benefits
William B. Skoglund
Normal retirement	—	$20,438		—	—	$3,200	—	$23,638
Termination – death/disability	—	$20,438		—	—	$3,200	—	$23,638
Termination – without cause	—	$20,438		—	—	—	—	$20,438
Termination, without cause or for good reason, in connection with change in control	$1,706,334	$20,438	(6)	$20,000	$19,866	$3,200	—	$1,769,838
J. Douglas Cheatham
Normal retirement	—	$2,280		—	—	$1,200	—	$3,480
Termination – death/disability	—	$2,280		—	—	$1,200	—	$3,480
Termination – without cause	—	$2,280		—	—	—	—	$2,280
Termination, without cause or for good reason, in connection with change in control	$516,108	$2,280	(6)	$20,000	$19,676	$1,200	—	$559,264
James Eccher
Normal retirement	—	$6,825		—	—	$1,200	—	$8,025
Termination – death/disability	—	$6,825		—	—	$1,200	—	$8,025
Termination – without cause	—	$6,825		—	—	—	—	$6,825
Termination, without cause or for good reason, in connection with change in control	$480,846	$6,825	(6)	$20,000	$19,676	$1,200	$177,849	$706,396

Rodney Sloan
Normal retirement	—	$17,000		—	—	—	—	$17,000
Termination – death/disability	—	$17,000		—	—	$43,950	—	$60,950
Termination – without cause	—	$17,000		—	—	—	—	$17,000
Termination, without cause or for good reason, in connection with change in control	$396,562	$17,000	(6)	$20,000	$19,676	$43,950	—	$497,188

(1)           Under the terms of our cash incentive plan for executive officers, a pro rata cash incentive bonus will be paid to the executive if his employment terminates by reason of retirement, death, or disability, or is terminated without cause by Old Second.  The pro rata amount will be based on the number of full months the executive was employed during the calendar year.  The amounts set forth above reflect the bonus that was paid to each executive for calendar year 2006 (see Column (g) of the Summary Compensation Table).

(2)           Under the terms of the Assurance Agreement, each executive officer is entitled to receive, at Old Second’s expense, standard outplacement services from a nationally recognized outplacement firm of the executive’s selection, for a period of up to one year from the date of the executive’s termination.  The maximum amount Old Second is obligated to pay on behalf of each executive for such outplacement service is $20,000.

(3)           This amount represents Old Second’s premium contributions for continuation of medical coverage, based on the executive officer’s current election under our medical insurance program, for the period agreed with the executive officer.  In the case of Mr. Skoglund, the period of continuation coverage is three years and in the case of Messrs. Cheatham, Eccher and Sloan is two years.

(4)           With respect to Messrs. Skoglund, Cheatham and Eccher, this amount represents the intrinsic value (i.e., the difference between the exercise price and fair market value of our stock as of December 31, 2006) of the unvested stock options.  With respect to Mr. Sloan, this amount represents the fair market value of our stock as of December 31, 2006.

(5)           While circumstances could exist under which excise tax gross-up payments would be due to Messrs. Skoglund, Cheatham and Sloan, we do not believe that any payments reflected in this table would result in the imposition of an excise tax under the Internal Revenue Code based upon a termination of employment in connection with a change in control occurring on December 31, 2006.  Had his employment terminated in connection with a change in control as of December 31, 2006, Mr. Eccher would have been entitled to receive a “gross up payment” to reimburse him for the amount of any excise tax, and any resulting income or employment tax thereon, which would be due with respect to any “excess parachute payments.”

(6)           Under the terms of our cash incentive plan for executive officers, a pro rata bonus will be due if the executive is involuntarily terminated by us without cause.  However, no bonus amount will be due if the executive terminates his own employment, whether or not for “good reason.”

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.  These include:

•                                          Accrued salary and vacation pay.

•                                          Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan.  See “Nonqualified Deferred Compensation” on page 25 for information on current account balances and an overview of the Deferred Compensation Plan.

Death, Disability and Retirement.  A termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.  Following a termination due to retirement, death or disability, an employee (or his or her estate) shall be entitled to the following:

•                                          Upon a termination due to retirement, all unvested stock options shall become immediately 100% vested and an employee shall have a period of three years following such retirement during which to exercise his or her vested stock options.

•                                          Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee shall have a period of 12 months following such termination during which to exercise his or her vested stock options.

•                                          Any unvested restricted stock outstanding at the time of an employee’s termination due to retirement, death or disability shall become immediately 100% vested upon such termination.

Acceleration of Vesting Upon a Change in Control.  All employees, including the named executive officers, who receive stock options or restricted stock under our equity incentive plan will immediately vest in any unvested stock options and restricted stock held by such employee upon the occurrence of a change in control.

Assurance Agreements.  Other than as is provided in the Assurance Agreements, and except as is provided in accordance with the terms of our equity incentive plan and our cash incentive plan for executive officers, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.  The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods.  Upon the occurrence of a change in control, the terms of the Assurance Agreements shall automatically renew for a two-year period (three-year period, in the case of Mr. Skoglund) and terminate following such extended period.  The Assurance Agreements provide that, in the case of: (i) a termination of employment by the company without “cause” within six months prior to, or 24 months (36 months, in the case of Mr. Skoglund) immediately following, a change in control, (ii) a termination of employment by an executive for “good reason” within 24 months (36 months, in the case of Mr. Skoglund) following a change in control, or (iii) a material breach by Old Second (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

•                                          Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by or owed to the executive through and including the date of termination

•                                          Payment, in a single lump sum, of a severance benefit equal to two times (three times, in the case of Mr. Skoglund) the sum of (i) the greater of the executive’s annual rate of base salary in effect upon the date of termination or the executive’s annual rate of base salary in effect immediately prior to the occurrence of the change in control, and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

•                                          Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by Old Second under any of its incentive compensation plans.

•                                          At the exact same cost to the executive, and at the same coverage level as in effect as of the executive’s termination, a continuation of the executive’s (and the executive’s eligible dependents’) health insurance coverage for 24 months (36 months, in the case of Mr. Skoglund) from the date of termination.  In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive’s eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

•                                          At Old Second’s expense, standard outplacement services for a period of up to one year from the date of executive’s termination.  The maximum amount to be paid by Old Second for such outplacement services is limited to $20,000.

•                                          Where, upon the occurrence of a change in control, an executive is subject to certain excise taxes under Section 280G of the Internal Revenue Code, Old Second will reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes.  While circumstances could exist under which excise tax gross-up payments would be due to the executive officers, we do not believe that any payments made to any of the named executive officers as a result of a termination of employment in connection with a change in control occurring on December 31, 2006 would result in the imposition of an excise tax under the Internal Revenue Code.

In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month (36 month, in the case of Mr. Skoglund) restrictive covenant.  The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than Old Second’s board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

The Assurance Agreements define certain relevant terms, generally, as follows:

•                                          “Cause” means the occurrence of any one or more of the following: (i) a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Old Second, which causes actual material financial injury to Old Second, or any of its subsidiaries, and which action or inaction is not remedied within fifteen business days of written notice from Old Second or the subsidiary for which the executive works; or (ii) the executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to Old Second or any of its subsidiaries.

•                                          “Good reason” means the occurrence of any one or more of the following within the 24-month period (36-month period, in the case of Mr. Skoglund) following the change in control: (i) assigning the executive to duties inconsistent with his position, duties, responsibilities, and status as an officer, or a reducing or altering the nature or status of his authorities, duties, or responsibilities from those in effect as of 90 days prior to the change in control; (ii) moving the executive’s principal office more than 25 miles from its location immediately prior to the change in control; (iii) reducing the executive’s base salary; (iv) the failure of Old Second, or any of its subsidiaries, to keep in effect any of the compensation, health and welfare benefits, or perquisite programs under which the executive receives value, as such programs exist immediately prior to the change in control (except that a new program may replace an existing program if the change applies to all employees generally); and, (v) any breach by Old Second of its obligation to ensure assumption of the Assurance Agreement by a successor or any failure of a successor company to assume and agree to perform Old Second’s entire obligations under the Assurance Agreement.

•                                          “Change in control” means (i) any person, company or other entity, other than an employee benefit plan or subsidiary company of Old Second, becoming the beneficial owner, either directly or indirectly, of 33% or more of Old Second’s stock; (ii) during any two consecutive years, a change in a majority of the members of Old Second’s board of directors; or (iii) consummation of a merger or consolidation where stockholders of Old Second before the merger or consolidation do not own more than 67% of the resulting entity, a complete liquidation or dissolution of Old Second, or a sale or other disposition of substantially all of Old Second’s assets.

DIRECTOR COMPENSATION

Each director of Old Second also serves as a director of Old Second National Bank and may serve on boards of our other subsidiaries.  In 2006, non-employee directors received $1,000, an increase from $925 in 2005, for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day.  Non-employee directors of Old Second National Bank received a $13,000 annual retainer. Due to increased responsibilities associated with mandates from Sarbanes-Oxley, the lead Director, Mr. McKee, the Audit Committee Chairman, Mr. Maberry, and the Compensation Committee Chairman, Mr. Palmer, each received an $18,000 annual retainer, an increase from the $15,000 annual retainer received in 2005.  Additionally, directors of Old Second Bank-Yorkville and Old Second Bank-Kane County received $500 per meeting and directors of Old Second Mortgage received $300 per meeting.  For the past three years, we also awarded each non-employee director of Old Second Bancorp options to purchase 1,500 shares of our common stock.   Mr. Skoglund, the President and Chief Executive Officer of Old Second did not receive any board fees for his service on the holding company board, but he did receive board fees for his service on the boards of various subsidiaries.  Such amounts are set forth above in the Summary Compensation Table.  The following table sets forth the fees earned by each non-employee director and senior director in 2006:

Name	Fees earned or paid in cash ($)(1)		Option awards ($)(4)	Total ($)
(a)	(b)		(d)	(h)
Walter Alexander	$17,700		$121	$17,821
Edward Bonifas	40,700		121	40,821
Marvin Fagel	40,775		121	40,896
Barry Finn	37,700		121	37,821
William Kane	32,200		121	32,321
Mary Krasner	5,250	(2)	121	5,371
Kenneth Lindgren	35,775		121	35,896
Jesse Maberry	40,700		121	40,821
D. Chet McKee	38,700		121	38,821

Name	Fees earned or paid in cash ($)(1)		Option awards ($)(4)	Total ($)
(a)	(b)		(d)	(h)
William Meyer	40,700		121	40,821
Gerald Palmer	39,700		121	39,821
James C. Schmitz	33,700		121	33,821
Christine Sobek	25,275	(3)	121	25,396

(1)           We maintain the Old Second Bancorp, Inc. Voluntary Deferred Compensation Plan, under which directors are permitted to defer receipt of the directors’ fees.  Under the terms of the plan, participants may elect to invest the deferred fees in different investment vehicles, including mutual funds.  The deferred fees and any earnings thereon are unsecured obligations of Old Second. In the past, the directors could choose to earn a rate of return on the deferred fees based upon the performance of our stock.  Any remaining balances matched to the performance of our common stock are not invested in the stock and do not have voting rights.  We do not pay above-market interest on the compensation or fees deferred by the directors.

(2)           Ms. Krasner’s retainer is pro-rated from September 1, 2006 through October 2, 2006 and her meeting fees are for one month.  Fees and retainer for the fourth quarter are payable on January 2, 2007.

(3)           Ms. Sobek’s fees are through June 20, 2006, the effective date of her resignation. Fees and retainer for the third quarter were payable on July 1, 2006.

(4)           The amounts in this column reflect the expenses related to the 2006 option grants recognized in our 2006 financial statements.  All options granted prior to 2006 were expensed by Old Second prior to 2006.  In 2006, each non-employee director was awarded options to purchase 1,500 shares of our common stock on December 19, 2006, and, therefore, only a small amount was required to be expensed in 2006.  All non-employee directors, with the exception of Ms. Krasner, have options to purchase 4,500 shares of our common stock.  Ms. Krasner, who joined our board in September of 2006, holds options to purchase 1,500 of our common stock.

Stockholder Return Performance Presentation

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Old Second shall not be deemed to include the following performance graph and related information unless such graph and related information is specifically stated to be incorporated by reference into such document.

The following graph represents the five-year cumulative total stockholder return for Old Second, the S&P 500 and the Nasdaq Bank Index.

	Old Second	Nasdaq Bank Index	S&P 500
December 31, 2001	$100.00	$100.00	$100.00
December 31, 2002	127.81	106.88	77.95
December 31, 2003	174.21	142.16	100.27
December 31, 2004	228.11	161.52	111.15
December 31, 2005	222.50	158.41	116.60
December 31, 2006	217.10	180.25	134.97

The above table assumes that dividends were reinvested and the numbers are adjusted for stock splits and dividends.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of the Compensation Committee were Messrs. Alexander, Fagel, Kane, McKee, Meyer and Palmer.  None of these individuals was an officer or employee of Old Second or its subsidiaries in 2006, and none of these individuals is a former officer or employee of either organization.  In addition, during 2006 no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

Transactions with Management

Our directors and executive officers and their associates were customers of, and had transactions with, Old Second and our subsidiaries in the ordinary course of business during 2006.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present unfavorable features.  No directors currently have any Old Second Bancorp stock pledged to secure loans.  All such loans are approved by the subsidiary bank’s board of directors in accordance with the bank regulatory requirements.  Additionally, the Audit Committee considers other non-lending transactions between a director and Old Second, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP has audited our financial statements for the fiscal year ended December 31, 2006, and the report on such financial statements appears in the Annual Report to Shareholders.  We have also selected Grant Thornton to serve as our independent registered public accounting firm for 2007 and the board will propose the adoption of a resolution at the annual meeting ratifying and approving the selection of Grant Thornton.

Prior to 2006, Ernst & Young LLP audited our financial statements and presented the report on financial statements.  In the beginning of 2006, the Audit Committee sought competitive proposals for audit services from a group of independent registered public accounting firms and the process resulted in a change in our independent registered public accounting firm for 2006.  On March 21, 2006, the Audit Committee dismissed Ernst & Young as our independent registered public accounting firm and approved the engagement of Grant Thornton as our new independent registered public accounting firm.

For the fiscal years ended December 31, 2005 and 2004, Ernst & Young’s reports on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2005 and December 31, 2004, and through the date hereof, there have been no reportable events described in Item 304(a)(1)(v) of Regulation S-K, as promulgated by the Securities and Exchange Commission.  Additionally, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference thereto in its reports on our financial statements for such years.

During the fiscal years ended December 31, 2005 and 2004, we did not consult Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

Representatives from Grant Thornton are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Accountant Fees

Audit Fees.  The aggregate fees and expenses billed by Grant Thornton in connection with the audit of our annual financial statements and the required filings for 2006 were $336,500 and the aggregate fees and expenses billed by Ernst & Young LLP in connection with the audit of our annual financial statements for 2005 was $415,000.

Audit Related Fees.  There were no audit related fees billed by Grant Thornton in 2006 or Ernst & Young in 2005.

Tax Fees.   There were no aggregate amounts of tax related services billed by Grant Thornton for 2006 and Ernst & Young billed us $37,500 for tax related services in 2005.

All Other Fees.  There were no aggregate fees or pre-approved expenses billed by Grant Thornton LLP for all other services rendered to us during the year ended December 31, 2006 and there were no aggregate fees or pre-approved expenses billed by Ernst & Young LLP for the year ended December 31, 2005.

The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Grant Thornton were approved pursuant to the pre-approval policy.  The pre-approval policy is available on our website at www.o2bancorp.com.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by Grant Thornton to be incompatible with maintaining Grant Thornton’s independence as our principal independent registered public accountant.

The Board of Directors recommends that you vote your shares “for” ratification of this appointment.

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Old Second shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our annual report on Form 10-K.  The committee is comprised solely of directors who are independent under the rules of the Nasdaq Stock Market, Inc.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with our management and Grant Thornton LLP, our independent registered public accounting firm.  The committee will discuss with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) and will receive and discuss the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) after the Form 10-K has been filed.  Based on the review and discussions with management and Grant Thornton LLP, the committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully,
Jesse Maberry, Chairman
Walter Alexander
Barry Finn
William Kane
D. Chet McKee
James Schmitz

GENERAL

We will bear the cost of this proxy solicitation.  Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity.  In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting.  However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

/s/ William B. Skoglund
William B. Skoglund
Chairman and Chief Executive Officer

Aurora, Illinois
March 14, 2007

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
OLD SECOND BANCORP, INC. TO BE HELD ON APRIL 17, 2007

The undersigned hereby appoints Jesse Maberry, Townsend Way Jr., and James E. Benson, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois on the 17th day of April, 2007 at 11:00 a.m., central time, and at any and all postponements or adjournments of the meeting.

1.              ELECTION OF DIRECTORS:

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

(Term Expires 2010)

Edward Bonifas, Mary Krasner, William Meyer and William B. Skoglund

2.              Ratification and approval of the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2007.

☐	☐	☐
For	Against	Abstain

3.              In accordance with their discretion, upon all other matters that may properly come before said meeting and any postponements or adjournments of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR THE RATIFICATION OF THE AUDITORS IN PROPOSAL 2.

Dated:	, 2007
Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

(over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING OF APRIL 17, 2007:

The meeting will be held at the Copley Theatre, Aurora Civic Center, 8 East Galena Boulevard, Aurora, Illinois.  (Please see the last page of the Proxy Statement for directions to the meeting).

☐	Yes, I plan to attend the meeting.

☐	No, I do not plan to attend the meeting.

Signed: